EXHIBIT 10-A CONFIDENTIAL

                             RESIGNATION AGREEMENT

         This Resignation Agreement is made by and between Donaldson Company, Inc., a Minnesota corporation (the "Company"), and John C. Read, an individual resident of Minnesota ("Read").

         WHEREAS, Read and the Company entered into a letter agreement dated February 27, 1990 and an employment agreement dated April 2, 1990;

         WHEREAS, Read and the Company wish to effect the termination of Read's employment with the Company on the terms and conditions set forth herein; and

         WHEREAS, Read and the Company mutually desire that, in consideration of the payments and benefits set forth herein, the employment agreement dated April 2, 1990 (and any remaining rights of Read under the letter agreement dated February 27, 1990) be terminated and superseded by this Resignation Agreement;

         NOW, THEREFORE, Read and the Company agree as follows:

         1. Read hereby resigns all officer and other positions with the Company (and each of its subsidiaries), including, but not limited to, Executive Vice President, Engine Group, and terminates his employment with the Company (and each of its subsidiaries), effective as of the close of business on August 8, 1994. The Company accepts Read's resignations and terminations effective as of such date and time. No rights of an employee will accrue to Read after the close of business on August 8, 1994 despite the payments and benefits provided pursuant to paragraph 2 of this Resignation Agreement.

         2. In consideration for Read's past services to the Company, Read's agreement to terminate the employment agreement dated April 2, 1990 (and any remaining rights of Read under the letter agreement dated February 27, 1990), the release of any and all claims relating to Read's employment with the Company, the noncompetition, nondisclosure, and nonsolicitation covenants set forth herein, and subject to the terms hereof, the Company shall provide Read with the following payments and benefits, subject to paragraph 7:

                           (a) The Company shall pay Read one year's salary plus
                 100% of his target incentive bonus opportunity (60% of his base salary at the time of his resignation), which amount equals $470,400, less legally required withholdings and deductions. This amount, together with interest at the applicable federal rate on the unpaid principal balance of such amount, shall be paid in 24 consecutive equal monthly payments.

                           (b) The Company shall forgive in 24 consecutive equal
                 monthly increments the outstanding balance, plus accrued and accruing interest, on the home equity loan it has provided to Read. As of August 1, 1994, this amount is approximately $292,000.

                           (c) Read may continue in the Company's  executive tax
                 preparation plan for the 1994 tax year.


                           (d) The Company  shall  continue to provide Read with
                 group medical insurance and group life insurance at the levels and on the terms currently provided to Read until December 31, 1994. After December 31, 1994, Read may voluntarily elect to continue the group medical insurance, in accordance with the Company's policies for employees, for a period not to exceed 18 months, provided that Read makes full payment for such insurance at COBRA premium rates. It is agreed by the parties that in the event Read becomes employed by any other employer during the 18 month period following December 31, 1994, the Company will not be required to provide Read with access to its group medical insurance effective on the first day of the month following or coinciding with Read's commencement of benefit eligibility with the new employer. In addition, on or before December 31, 1994, the Company will provide Read with information regarding the conversion of the group life insurance to an individual policy.

                           (e) The Company shall make a cash payment to Read for
                 any earned and unused vacation days attributable to calendar year 1994 that are accrued as of the date of Read's resignation from the Company in accordance with the Company's standard policies relating to compensation for earned and unused vacation at the time of employment termination.

                           (f) The Company shall provide Read with  outplacement
                 advisory services as arranged by the Company through a professional firm with national connections and a local office.

                           (g) Read shall have the option to purchase the Company automobile currently in his possession from the Company for a price equal to the book value of the automobile. The book value of the automobile is currently $14,860. This option must be exercised within 30 days of the date of Read's resignation from the Company.

                           (h) Additional  payments and benefits,  if any, under
                 any other employee benefit plans of the Company applicable to Read will be determined and paid only in accordance with the express written provisions of such plans.


         3. Read acknowledges that during his employment with the Company, he has been exposed to, or acquired, confidential information as defined in this paragraph. Read understands and agrees that such confidential information has been disclosed to him in confidence and for the sole benefit of the Company. Read agrees that he will: (i) diligently protect the confidentiality of all confidential information; (ii) not disclose or communicate any confidential information to any third party without the consent of the Company; and (iii) not make use of confidential information on his own behalf or on behalf of any third party. When confidential information becomes generally available to the public by means other than Read's acts or omissions, it is no longer subject to this paragraph. Read expressly acknowledges that the undertakings set forth in this paragraph shall survive indefinitely, notwithstanding the expiration or termination of other agreements or duties in this Resignation Agreement. As used in this Resignation Agreement "confidential information" means information not generally known that is proprietary to the Company. This information includes trade secret information about the Company's processes, products and business, such as information relating to research, development, manufacture, purchasing, accounting, engineering, marketing, merchandising, selling, leasing, servicing, customers, finance and business systems and techniques. All information which was disclosed to Read or to which Read obtained access, during the period of his employment, that he had reasonable basis to believe to be confidential information shall be presumed to be confidential information. This applies whether the confidential information was originally identified by Read or by others.

         4. Read agrees to promptly return to the Company all records, manuals, books, forms, documents, letters, memoranda, notes, notebooks, reports, data, diagrams, calculations or other materials or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property of the Company, including, but not limited to, all documents or other materials which in whole or in part contain any confidential information which in any of these cases are in the possession or under the control of Read.

         5.      A.        DEFINITIONS:

                 As used in this Resignation Agreement:

                 (1) "Company" means Donaldson Company, Inc., and any existing or future subsidiaries, owned or controlled, directly or indirectly by such Company.

                 (2) "Conflicting organization" means any person or organization that is engaged in or about to become engaged in, research on or development, production, marketing, leasing, selling or servicing of a conflicting product.

                 (3) "Conflicting product" means any product, method or process, system or service of any person or organization other than the Company that is the same as or similar to a product, method or process, system or service upon which Read worked, or as to which Read acquired confidential information (in either a sales or a non-sales capacity) during the last three years of his employment with the Company. Conflicting products also include those under development and those that compete with or have a usage allied to Company products.

                 B.        COVENANT NOT TO COMPETE:

                 (1) For a period of two years after his resignation from the Company, Read will immediately inform the Company of any subsequent employment or association with a new employer. Read will also inform the new employer or associate of the provisions of this paragraph 5, providing the employer or associate with a copy.

                 (2) For a period of two years after his resignation from the Company, Read agrees that he will not, directly or indirectly, either as a proprietor, partner, employee, consultant or agent, do any of the following:

                           (a) sell or solicit orders for any conflic-ting products:

                                   (i)      to or  from  a  customer  or  client
                                            whom,  within the three year  period
                                            preceding his  resignation  from the
                                            Company,  he  solicited  or serviced
                                            orders   for  the   Company   or  in
                                            connection   with  whom  he  managed
                                            solicitation  or  servicing  for the
                                            Company; or

                                   (ii) in any territory in which he was working or which he managed for the Company, within the three year period immediately preceding his resignation from the Company;

                           (b)      direct,    promote    or   assist   in   the
                                    development, production, or servicing of any conflicting products; and

                           (c) provide services of the type provided to the Company to any conflicting organization in the United States, or in any country in which the Company has a plant for manufacturing a product on which he worked during his employment with the Company, or in which the Company provides a service in which he participated during his employment with the Company.

                 (3) The only exception to the provisions of this paragraph 5 is that Read may accept employment with a conflicting organization whose business is diversified and has separate and distinct divisions, if:

                           (a) his services are provided to a separate and distinct division, which of itself is not a conflicting organization; and

                           (b) prior to his accepting employment with this division, the Company receives separate written assurances satisfactory to the Company from the conflicting organization and from Read that he will not directly or indirectly provide services in connection with any conflicting products.

         6. Read recognizes that the Company's work force constitutes an important and valuable asset of its business. Read agrees that for a period of two years following his execution of this Resignation Agreement he shall not solicit, or assist anyone else in the solicitation of, any of the Company's then current employees to terminate their employment with the Company and/or to become employed by any business enterprise with which Read may then be associated or connected, whether as an owner, employee, partner, agent, investor, consultant, contractor or otherwise.

         7. If Read breaches any material obligation imposed under this Resignation Agreement, the Company shall have the right to terminate its obligations under this Resignation Agreement, Read will repay to the Company any cash payments made to him pursuant to paragraph 2 of this Resignation Agreement, and all future obligations of the Company under this Resignation Agreement to Read or to others whose rights may derive from him will cease.

         8. Read acknowledges that it would be difficult to compensate the Company for damages for any violation of paragraphs 3, 4, 5 and 6 of this Resignation Agreement. Accordingly, Read specifically agrees that the Company shall be entitled to injunctive relief to enforce the provisions of those paragraphs and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief will not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

         9. By this Resignation Agreement, Read and the Company intend to settle any and all claims Read has or may have against the Company as the result of its hiring Read, Read's employment with the Company, and the cessation of Read's employment with the Company. For the consideration expressed herein, Read hereby releases and discharges the Company, its officers, directors, shareholders, employees, agents, insurers, representatives, counsel, administrators, successors and/or assigns from any and all claims, demands, actions, liabilities, damages, or rights of any kind, whether known or unknown, arising out of or resulting from the Company's hiring of Read, Read's employment with the Company, and the cessation of Read's employment with the Company. Read further agrees that he will not institute any claim for damages, by charge or otherwise, nor authorize any other party, governmental or otherwise, to institute any claim for damages via administrative or legal proceedings against the Company, its officers, directors, shareholders, employees, agents, insurers, representatives, counsel, administrators, successors and/or assigns for any such claims, including, but not limited to, any claims arising under or based upon the Minnesota Human Rights Act, Minn. Stat. ss.ss. 363.01, et seq.; the Minnesota Age Discrimination Law, Minn. Stat. ss.ss. 181.81, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss.ss. 2000e, et seq.; the Age Discrimination In Employment Act, 29 U.S.C. ss.ss.621, et seq.; the Employee Retirement Income Security Act of 1973, 29 U.S.C. ss.ss. 1101, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. ss.ss. 701, et seq.; or the Americans With Disabilities Act, 42 U.S.C. ss.ss. 12101, et seq.; and any claims based upon common law theories of recovery, including those in contract, quasi contract or tort, arising out of or resulting from the Company hiring of Read, Read's employment with the Company, and the cessation of Read's employment with the Company. Read and the Company agree that, by signing this Resignation Agreement, Read does not waive any claims arising after the execution of this Resignation Agreement.

         10. Read has been informed of his right to rescind this Resignation Agreement as far as it extends to potential claims under the Minnesota Human Rights Act, Minn. Stat. ss.ss. 363.01, et seq., by written notice to the Company within 15 calendar days following his execution of this Resignation Agreement. To be effective, such written notice must be delivered either by hand or by mail, to John Thames, Vice President, Human Resources, Donaldson Company, Inc.,
P. O. Box 1299, Minneapolis, Minnesota 55440-1299, within the 15 day period. If a notice of rescission is delivered by mail, it must be: (i) postmarked within the 15 day period; (ii) properly addressed to John Thames as set forth above; and (iii) sent by certified mail, return receipt requested. It is understood that the Company will have no obligations under this Resignation Agreement in the event such a notice of rescission by Read is timely delivered, and, in the event this Resignation Agreement is rescinded by Read, Read agrees to repay to the Company any cash payments made to him pursuant to paragraph 2 of this Resignation Agreement prior to the date of rescission.

         11. Read has been informed of his right to revoke this Resignation Agreement as far as it extends to potential claims under the Age Discrimination In Employment Act, 29 U.S.C. ss.ss. 621, et seq., by informing the Company of his intent to revoke this Resignation Agreement within 7 calendar days following his execution of this Resignation Agreement. This Resignation Agreement shall not become effective or enforceable until the 7 day period has expired. In the event this Resignation Agreement is revoked by Read, Read agrees to repay the Company any cash payments made to him pursuant to paragraph 2 of this Resignation Agreement prior to the date of revocation.

         12. Read has been informed that the terms of this Resignation Agreement will be open for acceptance and execution by him for a period of 21 days during which time he may consult with an attorney and consider whether to accept this Resignation Agreement. No payments or benefits pursuant to this Resignation Agreement shall become due until Read has executed this Resignation Agreement.

         13. This Resignation Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to Read or any other person, or that Read has any right whatsoever against the Company, and the Company specifically disclaims any liability to, or wrongful acts against, Read or any other person, on the part of itself, its directors, its employees, its representatives or its agents.

         14. Neither this Resignation Agreement nor any of the rights, interests or benefits of Read hereunder shall be assigned, transferred, pledged, or otherwise disposed of or encumbered by Read, and, to the extent permitted by law, no such rights, interests or benefits shall be subject to attachment, execution or similar process. Any attempted assignment, transfer, pledge, encumbrance or other disposition of this Resignation Agreement or of any such rights, interests or benefits, and any such attachment, execution, levy or similar process, shall be null and void and without effect. This Resignation Agreement shall inure to the benefit of and be enforceable by Read's personal or legal representatives, executives, administrators, successors, heirs and legatees. If Read should die and any amount is payable hereunder, such amount shall be paid in accordance with the terms of this Resignation Agreement to Read's devisee, legatee or other designee or, if there is no such designee, to Read's estate.

         15. This Resignation Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns.

         16. The terms of this Resignation Agreement (with the exception of the provisions of paragraph 5) shall remain strictly confidential between the parties hereto, except to the extent that disclosure of such terms is required by law, and except that Read may disclose such terms to his spouse, his attorney and his accountant, provided that such persons agree to maintain the confidentiality of such information.

         17. This Resignation Agreement contains the entire understanding between the parties with respect to the subject matter of this Resignation Agreement. This Resignation Agreement terminates, replaces and supplants any and all other agreements, whether written or oral, between the parties relating in any way to the hiring or employment of Read by the Company or the termination of such employment, including, but not limited to, the letter agreement dated February 27, 1990 and the employment agreement dated April 2, 1990. Any alterations, variations, modifications or waivers of the provisions of this Resignation Agreement shall be valid only when they have been reduced to writing and duly signed by the parties. The terms of this paragraph shall not be deemed to have been waived by oral agreement, course or performance or by any other means other than a written agreement expressly providing for such waiver.

         18. This Resignation Agreement constitutes a contract enforceable against either party and shall be construed and enforced in accordance with the laws of the state of Minnesota, both as to interpretation and performance, without regard to Minnesota's choice of law rules, it being the intent of the parties that the internal laws and forum of the state of Minnesota shall govern any and all disputes arising out of or relating to this Resignation Agreement. By the execution of this Resignation Agreement, the parties hereto consent to the jurisdiction of the state and federal courts of the state of Minnesota, and further consent to service of process by mail for purposes of instituting legal proceedings.


         19. Nothing contained in this Resignation Agreement is intended to violate any applicable law, rule or regulation. If any part of this Resignation Agreement is construed to be in violation of a federal, state and/or local law, rule or regulation by the highest court to which the matter is appealed by either party, then that part shall be null and void, but the balance of the provisions of this Resignation Agreement shall remain in full force and effect.

         20. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right or remedy granted hereby or by law. No single or partial waiver of rights or remedies hereunder, nor any course of conduct of the parties, shall be construed as a waiver of rights or remedies by either party (other than as expressly and specifically waived).

         21. Read hereby affirms and acknowledges that he has read the foregoing Resignation Agreement and that he has been advised to consult with an attorney prior to signing this Resignation Agreement. Read agrees that the provisions set forth in this Resignation Agreement are written in language understandable to him and further affirms that he understands the meaning of the terms of this Resignation Agreement and their effect. Read represents that he enters into this Resignation Agreement freely and voluntarily.

         IN  WITNESS  WHEREOF,   the  parties  have  executed  this  Resignation
Agreement by their signatures below.

Dated:    August 21, 1994                       /s/ John C. Read
       ------------------------             -----------------------
                                             John C. Read



Dated:    August 29, 1994                   DONALDSON COMPANY, INC.



                                             By   /s/ John E. Thames
                                              -----------------------
                                          Its Vice President, Human Resources